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                                                                   EXHIBIT 23(D)

                         [Ernst & Young LLP letterhead]

               CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of NBD Bancorp, Inc. in connection with the purchase of AmeriFed Financial Corp., of our report dated January 14, 1992, with respect to the consolidated financial statements of INB Financial Corporation included in its Annual Report to Shareholders for the year ended December 31, 1991, incorporated by reference in the NBD Bancorp, Inc. Annual report (Form 10-K) for the year ended December 31, 1993 filed with the Securities and Exchange Commission.

Ernst & Young LLP

Indianapolis, Indiana
September 26, 1994